Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

OKYO PHARMA LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Title of each Class of Securities to be Registered	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Ordinary Shares, no par value(4)	—	—	$11,500,000	$1,268

Registration Fee Previously Paid				-
Registration Fee Paid Herewith				$1,268

(1)	The registration fee for securities is based on an estimate of the Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	Includes ordinary shares represented by American Depositary Shares, or ADSs, that are issuable upon exercise of the underwriters’ over-allotment option to purchase additional shares.

(3)	Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

(4)	These ordinary shares are represented by ADSs, each of which represents ordinary shares of the registrant. ADSs issuable on deposit of the ordinary shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (File No. 333-264685).

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